UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2010 (February 10, 2010)

PLAINS EXPLORATION & PRODUCTION COMPANY
(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470
(Commission File No.)

700 Milam, Suite 3100
Houston, Texas 77002
(Address of Principal Executive Offices)
(Zip Code)

Registrant's telephone number, including area code:  (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 10, 2010, the Organization & Compensation Committee (the “Committee”) of the Board of Directors of Plains Exploration & Production Company (“PXP” or the “Company”) approved and recommended to the full Board that Ms. Nancy I. Williams, age 48, be appointed as Vice President—Accounting, Controller & Chief Accounting Officer, effective April 1, 2010, to replace Ms. Cynthia A. Feeback, who is retiring after 21 years with PXP and its predecessors.  Ms. Williams has been PXP’s Assistant Controller over Financial Reporting since June 2007.   Prior to joining PXP, Nancy was the Controller at Far East Energy Corporation from September 2004 through December 2006.

Ms. Williams does not have any family relationships with any executive officer or director of PXP and is not involved in any related party transactions.  Ms. Williams’ will receive a $300,000 annual salary.  In addition, the Committee approved an annual long-term incentive grant of 24,000 restricted stock units, which will vest over five years, with 22.5% vesting each of the first three years and 16.25% vesting each of the last two years, beginning on March 31, 2011.

Ms. Feeback gave notice to the Company on February 10, 2010, that  she plans to retire effective April 1, 2010.

The Committee also approved an annual long-term incentive grant of 180,000 restricted stock units to Mr. Flores and 90,000 restricted stock units to each of Messrs. Bourgeois, Talbert and Wombwell, each of which will vest over five years, with 22.5% vesting each of the first three years and 16.25% vesting each of the last two years, beginning on March 31, 2011.  These grants are intended to retain and motivate our executives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: February 12, 2010	/s/ Cynthia A. Feeback
Cynthia A. Feeback
Vice President—Accounting, Controller and Chief Accounting Officer